Exhibit 99.1

Press Release

For Immediate Release

Avery Dennison Names Helen Sheirbon
President, Solutions Group

MENTOR, Ohio—(BUSINESS WIRE)—October 12, 2026—Avery Dennison Corporation (NYSE: AVY), a leading global materials science and digital identification solutions company, today announced that Helen Sheirbon has been appointed president, Solutions Group, effective November 3, 2026.

“We are extremely pleased to welcome Helen,” said Avery Dennison President and CEO Deon Stander. “Helen brings significant global experience driving growth, transformation and customer-centric innovation across solutions, services, printing and global supply chain. The Solutions Group will benefit from her leadership in digital innovation and track record of operational excellence.

“As president of the Solutions Group, Helen will continue to build on our strong position at the intersection of the physical and digital worlds by leveraging our deep industry expertise and market-driven innovation to deliver exceptional value to our customers.”

Sheirbon currently serves as senior vice president and chief operating officer of Global HP Solutions for HP Inc., where she leads operations and strategic execution across HP’s global Solutions portfolio, enabling intelligent platforms, AI-powered insights and collaboration across all HP global businesses. Her experience with HP spans over two decades during which she has held leadership roles of increasing responsibility.

Sheirbon holds a master's degree in business administration from the University of Virginia Darden School of Business and a bachelor’s degree in biochemistry from Bates College.

About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company. We are Making Possible™ products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency, reduce waste and mitigate loss, advance sustainability, circularity and transparency and better connect brands and consumers. We design and develop labeling and functional materials, radio-frequency identification (RFID) inlays and tags, software applications that connect the physical and digital and offerings that enhance branded packaging and carry or display information that improves the customer experience. Serving industries worldwide — including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive — we employ approximately 35,000 employees in more than 50 countries. Our reported sales in 2025 were $8.9 billion. Learn more at www.averydennison.com.

Contact

William Gilchrist
Vice President, Investor Relations
investorcom@averydennison.com

Kristin Robinson
Vice President, Global Communications
kristin.robinson@averydennison.com